Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

ADVENT TECHNOLOGIES HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock $0.0001 par value(1)	457(c)	10,152,865(2)	$2.31(3)	$23,452,610.51	$0.0000927	$2,174.06
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$23,452,610.51		$2,174.06
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$2,174.06

(1)
This registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “common stock”), of Advent Technologies Holdings, Inc. that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the resale of shares of common stock held by the selling securityholders.

(3)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of common stock is $2.31, which is the average of the high and low prices of the common stock on Nasdaq on April 18, 2022 such date being within five business days of the date that this Registration Statement was filed with the SEC.